                                                                    EXHIBIT 12.1



                               EL PASO CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)


                                                                                                             FOR THE SIX MONTHS
                                                                FOR THE YEAR ENDED DECEMBER 31,                ENDED JUNE 30,
                                                      ---------------------------------------------------    ------------------
                                                       1998       1999       2000       2001       2002       2002       2003
                                                      -------    -------    -------    -------    -------    -------    -------
Earnings
  Pre-tax income (loss) from continuing operations    $    66    $   290    $ 1,627    $   394    $(1,555)   $   330    $  (900)
  Minority interest in consolidated subsidiaries           60         93        204        219        217        139         40
  (Income) loss from equity investees                    (212)      (265)      (398)      (408)       259         95         23
                                                      -------    -------    -------    -------    -------    -------    -------

  Pre-tax income (loss) from continuing operations
    before minority interest in consolidated
    subsidiaries and (income) loss from equity
    investees                                             (86)       118      1,433        205     (1,079)       564       (837)

  Fixed charges                                           710        863      1,346      1,449      1,688        778        942
  Distributed income of equity investees                   96        194        321        298        256        120        139
  Capitalized interest                                    (26)       (51)       (75)       (63)       (32)       (17)       (11)
  Preferred returns on consolidated subsidiaries          (75)      (102)      (222)      (236)      (231)      (146)       (47)
                                                      -------    -------    -------    -------    -------    -------    -------

        Total earnings available for fixed charges    $   619    $ 1,022    $ 2,803    $ 1,653    $   602    $ 1,299    $   186
                                                      =======    =======    =======    =======    =======    =======    =======

Fixed charges
  Interest and debt costs                             $   603    $   723    $ 1,068    $ 1,182    $ 1,408    $   619    $   881
  Interest component of rent                               32         38         56         31         49         13         14
  Preferred returns on consolidated subsidiaries           75        102        222        236        231        146         47
                                                      -------    -------    -------    -------    -------    -------    -------

        Total fixed charges                           $   710    $   863    $ 1,346    $ 1,449    $ 1,688    $   778    $   942
                                                      =======    =======    =======    =======    =======    =======    =======

Ratio of earnings to fixed charges (1)                     --       1.18       2.08       1.14         --       1.67         --
                                                      =======    =======    =======    =======    =======    =======    =======



(1) Earnings were inadequate to cover fixed charges by $1,086 million and $91 million for the years ended December 31, 2002 and 1998 and $756 million for the six months ended June 30, 2003.

    For the purposes of computing these ratios, earnings means pre-tax income
    (loss) from continuing operations before:

      - minority interests in consolidated subsidiaries;
      - income or loss from equity investees, adjusted to reflect actual distributions from equity investments;
    and
      - fixed charges;
    less:
      - capitalized interest; and
      - preferred returns on consolidated subsidiaries.

    Fixed charges means the sum of the following:
      - interest costs, not including interest on rate refunds;
      - amortization of debt costs;
      - that portion of rental expense which we believe represents an interest factor; and
      - preferred returns on consolidated subsidiaries.